Exhibit 99-a
                         December 19, 1994

           CACI International Inc Announces Court Approval of
           Settlement of Shareholder Suits Filed in Early 1991

Arlington, VA - CACI International Inc (NASDAQ: CACI) announced today that both the Delaware Chancery Court and the United States District Court for the District of Columbia have accepted the proposed settlement of two shareholder lawsuits originally filed in Delaware and the District of Columbia in early 1991 on the terms previously announced.

By orders dated November 15, 1994 and December 1, 1994, respectively, the Delaware Chancery Court and the Federal District Court decreed that all issues of the litigations have been resolved by the settlement and ordered that the cases be dismissed. In the quarter ended September 30, 1993, the Company reported a $300,000 extraordinary charge against earnings that will cover the cost of the settlement.

CACI Chairman and CEO, Jack London, said, "We are pleased to have reached a final settlement of these matters. While the settlement does not acknowledge any wrongdoing on the part of the Board of Directors on any aspect of the suits, the Board believes that the settlement will allow the Company to concentrate its efforts on building the Company going forward."

CACI is an international information technology products and services corporation. The company specializes in developing and integrating systems, software, and simulation products in support of government agencies and commercial enterprises worldwide.

For further information, contact:

Samuel R. Strickland               Douglas Poretz
CACI International Inc             Poretz Ltd.
(703) 841-7800                     (703) 506-1778